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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [ ]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [ ] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                           USLIFE INCOME FUND, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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[USLIFE INCOME FUND INC. LETTERHEAD]

                                                               September 6, 2000

Dear USLIFE Income Fund Shareholder:

     Once again, your vote at the upcoming Annual Meeting of Shareholders is extremely important and could be critical to the future value of your USLIFE Income Fund shares. As many of you may recall, last year the Ernest Horejsi Trust No. 1B and one of its beneficiaries, Stewart Horejsi, initiated a proxy fight at the Fund's 1999 annual meeting. Although they were overwhelmingly defeated by shareholders, the Horejsi Trust and Stewart Horejsi are back again this year and they say they will wage another proxy fight. This time, they are trying to block some important proposals that we believe will benefit your investment in USLIFE Income Fund.

     Your Board of Directors -- 80% of the members of which are independent of the Fund and its adviser -- unanimously recommends that you vote "FOR" each of the proposals on the enclosed BLUE proxy card. We also urge you not to sign or return any white proxy card that may be sent to you by the Horejsi group.

                  1999: SHAREHOLDERS REJECT THE HOREJSI GROUP
                                BY A WIDE MARGIN

     In 1999, the Horejsi group tried to put Stewart Horejsi, his son, and two other people who were directors of a Horejsi-controlled fund, on your Fund's Board of Directors. The Horejsi group also wanted to change your Fund's investment policy so it would invest in riskier equity securities in addition to the fixed income securities in which the Fund invests today.

     The Fund's shareholders, recognizing that the Horejsi group's interests were far different from their own, rejected the Horejsi group's four nominees and rejected the Horejsi group's attempted change in the Fund's investment policy, in each case by a remarkably wide margin. Apart from the Horejsi group's own shares, barely 3% of the Fund's shares voted for the Horejsi group's nominees and proposal.

     WE BELIEVE THAT, ONCE AGAIN, THE HOREJSI GROUP IS ACTING SOLELY IN ITS OWN SELF-INTEREST, AND SHOULD BE SOUNDLY REJECTED BY SHAREHOLDERS.
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                   TWO PROXY FIGHTS IN TWO YEARS ARE TOO MANY

     Despite last year's decisive voting results, the Horejsi group now says it will solicit proxies in an effort to block three proposals (proposals 2, 3 and 4 on the enclosed BLUE proxy card) being presented to shareholders for their consideration and approval at the 2000 annual meeting scheduled to be held on October 3. These proposals relate to the Fund's authorization to issue preferred stock and debt securities -- a common investment technique sometimes referred to as leveraging. AS EMPHASIZED IN OUR PROXY STATEMENT, THIS INVESTMENT TECHNIQUE WOULD BE USED ONLY IF THE BOARD OF DIRECTORS BELIEVES IT IS LIKELY TO INCREASE THE AMOUNT OF INCOME PAYABLE TO THE HOLDERS OF THE FUND'S COMMON STOCK.

     The Horejsi group, in a recent public filing, tries to assert that these proposals are unusual. They are wrong -- and they should know it.

     Consider the following:

     - According to Lipper Analytical Services, Inc., as of August 18, 2000 there were 393 closed-end, fixed income funds (including USLIFE Income
       Fund) -- and 348 of those funds, or 88.5%, had the ability to use leverage in their investments.

     - Of the funds with the ability to use leverage, 274, or 78.7%, do, in fact, use leverage in their investments.

     - Overwhelmingly, the type of leverage used is the issuance of preferred stock.

     A little more than a year ago, the Horejsi group and its affiliates, following a hostile proxy fight, took control of the Boulder Total Return Fund. Boulder, which at the time of the Horejsi takeover was a closed-end, fixed income fund, now invests in both fixed income and equity securities. That Horejsi-controlled fund is authorized to issue up to 10,000,000 shares of preferred stock, as well as debt securities. Moreover, at the very time the Horejsi group was preparing to wage a proxy fight to try to block your Fund from having the authority to issue preferred stock, the Horejsi group and its affiliates were registering for sale some $77,500,000 of Boulder's preferred stock. PUT SIMPLY, THE HOREJSI-CONTROLLED BOULDER FUND IS DOING EXACTLY WHAT THE HOREJSI GROUP WANTS TO PREVENT YOUR FUND FROM DOING.

                    WHAT DOES THE HOREJSI GROUP REALLY WANT?

     The Horejsi group, in its public filings, has stated its true intentions concerning its interest in your Fund. These filings reveal that the Horejsi group may seek control of your Fund and may pursue the same strategies that were pursued at Boulder.

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     What has happened to Boulder is instructive:

     - After taking control, the Horejsi group immediately installed two of its affiliates as investment advisers and increased Boulder's advisory fees by 64%.

     - During the fiscal year ended November 30, 1999, holders of common stock of Boulder received $1.02 per share in dividends from net investment income. During the six month period ended May 31, 2000, Boulder's cash dividend from net investment income was slashed to $0.14 per share -- which is an indicated annual dividend of only $0.28 per share.

     - From January 23, 1998, the last trading day before the Horejsi group and its affiliates publicly stated they were considering seeking seats on Boulder's board of directors, to August 25, 2000, the market price of Boulder's shares fell from $15.69 to $10.88 -- a drop of more than 30% and a loss of total market value to holders of Boulder's common stock of approximately $45 million.

     - During that same period of time, Boulder's discount to net asset value increased from 2.9% to 18%.

     It is apparent to us that the Horejsi group's opposition to proposals 2, 3 and 4 has little or nothing to do with the merits of these proposals. We believe that the Horejsi group views these proposals as some type of threat to the pursuit of its own self-interested plans for your Fund and, as a result, has determined to solicit proxies in opposition to these proposals.

                             THE TIME TO ACT IS NOW

     You now have the unique opportunity to help determine the future of your investment in the Fund. Please sign, date and mail your BLUE proxy card today. A postage paid return envelope is enclosed for your convenience. Alternatively, if you are a shareholder of record, you may vote by telephone, by fax or via the internet by following the instructions on the enclosed BLUE proxy card.

     If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies, Georgeson Shareholder Communications Inc., toll free at 1-800-223-2064.

     We thank you for your careful attention and for your continued trust and support.

                                          Sincerely,

                                          /s/ ALICE T. KANE

                                          Alice T. Kane
                                          President

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                                   IMPORTANT

     If your shares are held in your own name, please sign, date and return the enclosed BLUE proxy card today. As an alternative to voting by mail, shareholders of record may vote by telephone, by fax or via the internet by following the instructions on the enclosed BLUE proxy card.

     If your shares are held in "Street-Name," only your broker or your bank can vote your shares. Please direct the person responsible for your account to execute on your behalf a BLUE proxy card with a vote FOR each of Proposals 1 through 5.

     We urge you not to sign any white proxy card you may receive from the Horejsi group.

   If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.
                                17 STATE STREET
                            NEW YORK, NEW YORK 10004
                 BANKS AND BROKERS CALL COLLECT: (212) 440-9800
                  ALL OTHERS CALL TOLL FREE: 1 (800) 223-2064

                            SUPPLEMENTAL INFORMATION

     As a result of the proxy fight, the fee being paid by the Fund to Georgeson Shareholder Communications Inc. for services in assisting in the solicitation of proxies is $25,000 plus out-of-pocket expenses.

     Effective August 24, 2000, Peter V. Tuters resigned his position as the Fund's Vice President and Senior Investment Officer. Mr. Tuters' responsibilities have been assumed by Timothy T. Janszen, Vice President of the Fund, who also serves as Vice President, Public High Yield Portfolio Manager, of American General Investment Management, L.P.

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